EXHIBIT 99.1

SMC Announces Completion of Review of Form 10 by the Securities and Exchange Commission

Boca Raton, FL - June 12, 2024 - SMC Entertainment, Inc. (“SMC” or the “Company”) (OTC: SMCE), a versatile technology incubator company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies, is pleased to announce the completion of its review of Form 10 by the Securities and Exchange Commission (“SEC”). SMC filed its initial Form 10 in June 2023.

This completion of the review marks a momentous milestone and solidifies SMC as a fully reporting public company. This completion of the process is timely with SMC’s recent announcement to purchase 100% of the assets of ChainTrade Ltd. With this done, SMC’s next major milestone is filing for a company name change and symbol change with FINRA..

“For the past 12 months, SMC’s management team worked very closely with its legal and accounting teams to address the SEC’s comments in an expeditious manner,” commented Erik Blum, SMC’s CEO. “The diligent hard work ultimately paid off and our thanks to all of our team members including the guidance of the SEC staff who were instrumental in getting us to the finish line.”

About SMC: www.smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC’s multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

Press Release Contact

Erik Blum

CEO

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such.